EXHIBIT 99.1

Degaro Innovations Corp.	Contact: Karen Kocak
6025 S. Quebec, Suite 100	Telephone: 1-888-498-8880
Centennial, Colorado 80111

For Immediate Release

Degaro Innovations Corp. enters into Farmout Agreement

Centennial, Colorado –– July 10, 2013 ––Degaro Innovations Corp. (the “Company”) (OTCQB:DGRN)  is pleased to announce that it has entered into a Farmout Agreement with Blue Water Petroleum, LLC to earn a 100% working interest in the blue water oil and gas project (the “Blue Water Project”), a shallow oil project on 12,979 acres in Big Horn County, Montana, in consideration for funding drilling activities. The Farmout Agreement contemplates development drilling of 5 well “Production Units” consisting of one central injection well, which drives oil to four surrounding production wells, within a 40 acre space.  The Company’s first project will be to complete an initial Production Unit that already has three existing wells drilled.

“The Blue Water Project presents the Company with the opportunity to step into a project that is ready for commercial development with minimal exploration,” said Tom Hynes, the Company’s Chief Executive Officer.  “We plan to immediately drill the 2 production wells required to complete the initial Production Unit pilot program and to deepen an existing water well for the production steam to produce oil.”

Hynes added, “We are pleased with the quick progress we made in the signing of the Farmout Agreement, and we look forward to commencing drilling and the development of the Blue Water Project.  Once we successfully complete the initial Production Unit  pilot program into production, we intend to commence development of several more similar  Units”

About Degaro Innovations Corp.

Degaro Innovations Corp. is a company with the goal of exploring opportunities in renewable energy and the exploration of conventional sources of energy such as oil and natural gas.  For further information please contact Karen Kocak at (888) 498-8880.

This press release contains forward-looking statements about the Company and its business, plans, expectations and intentions. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's drill plans, expected results and future success. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors are identified in the Company's filings with the United States Securities and Exchange Commission.